ChromaDex Corporation Reports First Quarter 2022 Financial Results
Total net sales of $17.3 million for the three months ended March 31, 2022, up 18% from the prior year, with $14.9 million from Tru Niagen® and gross margin of 61.0% for the quarter.

LOS ANGELES, CA - May 12, 2022 - ChromaDex Corp. (NASDAQ:CDXC) today announced financial results for the first quarter of 2022.

First Quarter 2022 and Recent Highlights
•Total net sales were $17.3 million, up 18% from the prior year quarter.
•Tru Niagen® net sales were $14.9 million, a 20% increase from the prior year quarter.
•In April 2022, the ChromaDex External Research Program (CERP) achieved its 250th material transfer agreement since 2013, resulting in over 100 peer-reviewed preclinical and clinical studies, many including the study of Niagen® and its impact on healthy aging.
•Clinical study published in Cell Metabolism revealed NR as a potential neuroprotective therapy for Parkinson’s Disease (PD) patients, warranting further investigation in additional trials. Two additional studies are underway, including a 400 patient study at 1,000 milligrams per day, and a 20 patient study at 3,000 milligrams per day.
•Launched new consumer product, Tru Niagen® Immune, a first-of-its kind combination of immune-boosting nutrition with ChromaDex’s proprietary NAD+ boosting ingredient Niagen®, beginning April 2022.
•Granted additional U.S. continuation patent to protect the novel manufacturing process of NR and its various salt forms, which now cover NR Chloride, NR Malate, and NR Tartrate salts, through 2037.

“We delivered solid financial results in the first quarter, while strengthening our patent portfolio, and announcing dramatic new scientific research on Niagen(R),” said CEO, Rob Fried. “Following the quarter, we launched Tru Niagen(R) Immune and ramped up our new TV campaign to encouraging early results.”

 Results of operations for the three months ended March 31, 2022 compared to the prior year quarter
 For the three months ended March 31, 2022 (“Q1 2022”), ChromaDex reported net sales of $17.3 million, up $2.6 million or 18% compared to the first quarter of 2021 (“Q1 2021”). The increase in Q1 2022 revenues was largely driven by growth in sales of Tru Niagen® (primarily e-commerce) paired with slight growth in ingredient sales.
Gross margin percentage declined to 61.0% in Q1 2022 compared to 62.9% in Q1 2021 primarily due to business mix and increases in supply chain headcount to scale the business.
Operating expenses increased by $1.7 million to $18.3 million in Q1 2022, compared to $16.6 million in Q1 2021. The increase in operating expenses was driven by $2.0 million of higher selling and marketing expenses partially offset by a $0.6 million decrease in general and administrative expense. The increase in selling and marketing expenses are largely due to brand building activities, including new Tru Niagen® television campaign.
The net loss for Q1 2022 was $7.7 million or $(0.11) per share compared to a net loss of $7.4 million or $(0.12) per share for Q1 2021. Adjusted EBITDA including legal expense, a non-GAAP measure, delivered a loss of $4.5 million for Q1 2022, a $1.2 million improvement from Q1 2021. Adjusted EBITDA excluding legal expense, a non-GAAP measure, was a loss of $2.1 million for Q1 2022. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP Adjusted EBITDA excluding legal expense to net loss, the most directly comparable GAAP measure.
For Q1 2022, the net cash outflow from operating activities was $7.2 million, compared to $5.4 million in Q1 2021 largely due to changes in working capital.

2022 Full Year Outlook
Looking forward, for the full year, the Company expects 15-20% revenue growth, driven by its global e-commerce business, as well as growth with existing and new strategic partners. The outlook does not include revenue upside from potential new partnerships in the pipeline. The outlook contemplates continued COVID-19 headwinds for international partners. The Company expects slightly better than 60% gross margin and a reduction in general and administrative expense of $5.0 to $6.0 million, as reported, for full year 2022, driven by lower legal expense. The Company expects to increase investments and resources to drive brand awareness and accelerate its research and development pipeline to capitalize on growth in the nicotinamide adenine dinucleotide (NAD+) market globally. Accordingly, the Company expects an increase in research and development expense of approximately $2.0 million. Selling and marketing expense is expected to be up in absolute dollars, but down slightly as a percentage of net sales, year-over-year.
Investor Conference Call
A live webcast will be held Thursday, May 12, 2022 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss ChromaDex’s first-quarter financial results and provide a general business update.
To listen to the webcast, or to view the earnings press release and its accompanying financial exhibits, please visit the Investors Relations section of ChromaDex’s website at http://chromadex.com. The toll-free dial-in information for this call is 1-888-330-2446 with Conference ID: 4126168.
The webcast will be recorded, and will be available for replay via the website from 7:30 p.m. Eastern time on May 12, 2022 to 11:59 p.m. Eastern time on May 19, 2022. The replay of the call can also be accessed by dialing 800-770-2030, using the Replay ID: 4126168.
Important Note on Forward Looking Statements:
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as “expects,” “anticipates,” “intends” “estimates,” “plans,” “potential,” “possible,” “probable,” “believes” “seeks,” “may,” “will,” “should,” “could,” “predicts,” “projects,” “continue,” “would” or the negative of such terms or other similar expressions. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the quotation from ChromaDex’s Chief Executive Officer, and statements related to the Company’s 2022 financial outlook including but not limited to revenue growth, gross margin, expenses, and investment plans. Other risks that contribute to the uncertain nature of the forward-looking statements include: the impact of the COVID-19 pandemic on our business and the global economy; our history of operating losses and need to obtain additional financing; the growth and profitability of our product sales; our ability to maintain sales, marketing and distribution capabilities; changing consumer perceptions of our products; our reliance on a single or limited number of third-party suppliers; and the risks and uncertainties associated with our business and financial condition in general, described in our filings with the Securities and Exchange Commission (SEC), including, without limitation, our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q as filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and actual results may differ materially from those suggested by these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement and ChromaDex undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

About ChromaDex:

ChromaDex Corporation is a global bioscience company dedicated to healthy aging. The ChromaDex team, which includes world-renowned scientists, is pioneering research on nicotinamide adenine dinucleotide (NAD+), an essential coenzyme that is a key regulator of cellular metabolism and is found in every cell of the human body. NAD+ levels in humans have been shown to decline with age, among other factors, and may be increased through supplementation with NAD+ precursors. ChromaDex is the innovator behind NAD+ precursor nicotinamide riboside (NR), commercialized as the flagship ingredient Niagen®. Nicotinamide riboside and other NAD+ precursors are protected by ChromaDex’s patent portfolio.

The Company delivers Niagen® as the sole active ingredient in its consumer product Tru Niagen® available at www.truniagen.com and through partnerships with global retailers and distributors. The Company also develops and commercializes proprietary-based ingredient technologies and supplies these ingredients as raw materials to the manufacturers of consumer products. The Company further offers natural product fine chemicals, known as phytochemicals, and related research and development services. Follow us on Twitter @ChromaDex and Instagram @TruNiagen and subscribe to our latest news via our website accessible at www.chromadex.com to which ChromaDex regularly posts copies of its press releases as well as additional updates and financial information about the Company.

Contacts:

Investor Relations	Media Relations
Brianna Gerber	Kendall Knysch
Vice President of Finance and Investor Relations	Director of Media Relations
949-419-0288 ext. 127	310-388-6706 ext. 689
briannag@chromadex.com	kendall.knysch@chromadex.com

ChromaDex Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,
	2022	2021

Sales, net	$17,259	$14,683
Cost of sales	6,727	5,449
Gross profit	10,532	9,234
Operating expenses:
Sales and marketing	8,237	6,258
Research and development	1,078	787
General and administrative	8,949	9,551
Total operating expenses	18,264	16,596
Operating loss	(7,732)	(7,362)

Interest expense, net	(8)	(19)
Net loss	$(7,740)	$(7,381)

Basic and diluted loss per share attributable to common stockholders:	$(0.11)	$(0.12)

Basic and diluted weighted average common shares outstanding	68,314	64,164

ChromaDex Corporation and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(In thousands except par values, unless otherwise indicated)

	Mar 31, 2022	Dec 31, 2021

Assets
Current assets:
Cash, including restricted cash of $0.2 million as of both dates	$20,993	$28,219
Trade receivables, net of allowances of $54 and $65, respectively; Including receivables from Related Party of: $2.3 million and $2.1 million, respectively.	6,310	5,226
Inventories	15,307	13,601
Prepaid expenses and other assets	1,913	1,859
Total current assets	44,523	48,905

Leasehold improvements and equipment, net	2,940	3,003
Intangible assets, net	808	857
Right-of-use assets	4,053	4,352
Other long-term assets	606	723
Total assets	$52,930	$57,840
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$9,780	$10,423
Accrued expenses	8,126	6,481
Current maturities of operating lease obligations	630	528
Current maturities of finance lease obligations	17	20
Customer deposits	141	161
Total current liabilities	18,694	17,613
Deferred revenue	4,346	4,346
Operating lease obligations, less current maturities	4,013	4,154
Total liabilities	27,053	26,113

Commitments and Contingencies

Equity
ChromaDex Corporation and subsidiaries stockholders' equity:
Common stock, $0.001 par value; authorized 150,000 shares; 68,149 shares and 68,126 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively.	68	68
Additional paid-in capital	202,502	200,614
Accumulated deficit	(176,693)	(168,953)
Cumulative translation adjustments	—	(2)
Total stockholders’ equity	25,877	31,727
Total liabilities and stockholders’ equity	$52,930	$57,840

ChromaDex Corporation and Subsidiaries
Unaudited Reconciliation of Non-GAAP Financial Measures
(In thousands)

Reconciliation of Net Loss to Adjusted EBITDA including legal expense and Adjusted EBITDA excluding legal expense

	Q1 2022	Q4 2021	Q3 2021	Q2 2021	Q1 2021

Net loss, as reported	$(7,740)	$(5,325)	$(8,856)	$(5,566)	$(7,381)
Adjustments:
Interest expense, net	8	9	15	12	19
Depreciation	201	211	232	226	221
Amortization of intangibles	49	51	53	61	60
Amortization of right of use assets	299	126	131	128	126
Share-based compensation	1,888	1,473	1,822	1,616	1,284
Severance and restructuring	821	6	342	13	(10)
Adjusted EBITDA including legal expense	$(4,474)	$(3,449)	$(6,261)	$(3,510)	$(5,681)

Legal expense	2,341	1,626	5,640	4,150	5,010

Adjusted EBITDA excluding legal expense	$(2,133)	$(1,823)	$(621)	$640	$(671)

Non-GAAP Financial Information:
To supplement ChromaDex’s unaudited financial data presented in accordance with generally accepted accounting principles (GAAP), the Company has presented Adjusted EBITDA including legal expense and Adjusted EBITDA excluding legal expense, both non-GAAP financial measures. ChromaDex believes the presentation of these non-GAAP financial measures provides important supplemental information to management and investors and enhances the overall understanding of the Company’s historical and current financial operating performance. The Company believes disclosure of non-GAAP financial measures has substance because the excluded expenses are infrequent in nature, are variable in nature or do not represent current cash expenditures. Further, these non-GAAP financial measures are among the indicators the Company uses as a basis for evaluating the Company’s financial performance as well as for planning and forecasting purposes. Accordingly, disclosure of these non-GAAP financial measures provides investors with the same information that management uses to understand the Company’s economic performance year-over-year.
Adjusted EBITDA including legal expense and Adjusted EBITDA excluding legal expense are defined as net income before (a) interest, (b) depreciation, (c) amortization, (d) non-cash share-based compensation costs, (e) severance and restructuring expense and (f) legal expense. While ChromaDex believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the method of calculation. Management compensates for these limitations by relying primarily on the Company’s GAAP results and by using Adjusted EBITDA including legal expense and Adjusted EBITDA excluding expense only supplementally and by reviewing the reconciliation of the non-GAAP financial measure to its most comparable GAAP financial measure.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.